UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2019

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02Unregistered Sales of Equity Securities.

On October 16, 2019, Rare Element Resources Ltd. (the “Company”) issued to Synchron, a California corporation and current shareholder of the Company (“Synchron”), 24,175,000 common shares of the Company for a purchase price of $5,040,000 in connection with the exercise by Synchron of its common share purchase option dated as of October 2, 2017 (the “Option”).  As a result, Synchron’s ownership of outstanding common shares of the Company increased from approximately 33.5% to approximately 49.0%.  The issuance of common shares of the Company pursuant to the Option is exempt from registration as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, among other exemptions.

Item 5.02Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.

As a result of Synchron’s exercise of the Option, pursuant to and subject to the terms and conditions of the Investment Agreement dated as of October 2, 2017, between the Company and Synchron, Synchron has the right to designate one additional director for appointment or election to the Company’s board of directors, which appointment or election would increase from two to three the number of Synchron designees on the Company’s seven-member board of directors. Synchron has not yet named a third Synchron designee for appointment or election to the Company’s board of directors.

The information set forth in Item 3.02 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 18, 2019

RARE ELEMENT RESOURCES LTD.

           /s/ Randall J. Scott

By: __________________________________

Name:Randall J. Scott

Title: President and Chief Executive Officer